Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ASPIRE INTERNATIONAL, INC.:

We hereby consent to the use of our report dated April 24, 2009, with respect to the financial statements of Aspire International, Inc. in its Annual Report on the Form 10-K to be filed on or about May 4, 2009, for the fiscal year ended December 31, 2008.

/s/ DNTW Chartered Accountants, LLP
Licensed Public Accountants

Markham, Ontario
May 4, 2009.